Exhibit 10.3

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Agreement”) is made as of June 1, 2016 (the “Separation Date”) by and between Dr. Elma Hawkins, an individual (“Executive”), and Lion Biotechnologies, Inc., a Nevada corporation (“Lion”), with reference to the following facts:

RECITALS

A.           Lion currently employs Executive pursuant to the Executive Employment Agreement entered into effective August 21, 2014 between Executive and Lion (as amended, the “Employment Agreement”).

B.           Lion and Executive desire that an amicable separation occur and therefore that Executive’s employment under the Employment Agreement conclude on the Separation Date

C.           Executive has waived the 30-day advance notice of termination requirement in Section 6.2 of the Employment Agreement, and Lion has agreed to compensate Executive as if she remained employed by Lion through June 5, 2016.

D.           Executive and Lion further desire to enter into this Agreement to provide for certain severance benefits to Executive as provided herein and the release by Executive of any claims related to Executive’s employment, or the termination of her employment.

NOW, THEREFORE, in consideration for the mutual promises contained in this Agreement, Lion and Executive agree as follows:

AGREEMENT

1.          Termination Date. Executive and Lion agree that Executive’s employment under the Employment Agreement shall terminate effective as of the Separation Date.

2.          Payment of Salary, Incentive Compensation and Related. On the Separation Date, Lion shall pay Executive a sum of $188,462 (less customary withholdings, including social security, federal and state income taxes, and all other employment taxes and authorized payroll deductions), which amount represents all salary, accrued and unused and unpaid vacation, a pro rated portion of her annual Incentive Compensation (as defined in Section 6.2 of the Employment Agreement) due to her pursuant to the Employment Agreement, or otherwise, for all services rendered in 2016 to Lion up to and including June 5, 2016, and other payments owing to Executive under the Agreement. Except as specifically provided in this Agreement, no further salary or other benefits will accrue to Executive pursuant to the Employment Agreement, or otherwise. Executive acknowledges that execution of this Agreement is not a condition to her receipt of all salary and other benefits payable to Executive pursuant to the Employment Agreement.

3.          Severance Payment. Pursuant to Section 6.2 of the Employment Agreement, on January 6, 2017 or the date of Executive’s death (if such event occurs earlier than January 6, 2017), Lion shall pay Executive the sum of $500,000 (less customary withholdings, including social security, federal and state income taxes, and all other employment taxes and authorized payroll deductions).

4.          COBRA Benefits. Executive acknowledges that Lion has notified Executive of her rights to continuation of medical insurance coverage in Lion’s health benefit plans (which include vision, health and dental coverage) after the Separation Date under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Subject to Executive’s compliance with Section 7, Lion shall be responsible for, and shall pay, the cost of Executive’s continued coverage in Lion’s health benefit plans in accordance with the provisions of COBRA from the Separation Date until the period ending May 31, 2017, after which time Executive shall be solely responsible for such cost.

5.          Acceleration of Vesting; Extension of Exercise Period; Grant of Replacement Options.

(a)        In order to clarify certain option grants made to Executive in 2014, Lion and Executive hereby agree that the options to purchase 225,000 shares listed on Exhibit A have been cancelled. In order to replace the foregoing options to purchase 225,000 shares, Executive and Lion hereby confirm that Lion has granted to Executive new options to purchase 216,061 shares (the “Replacement Options”), all as set forth on Exhibit A. The exercise period of the Replacement Options shall continue until June 1, 2018. Executive has agreed to return and cancel 8,939 of her previously granted options in consideration for a cash payment of $38,000, which shall also be paid to her on the Separation Date.

(b)        Set forth on Exhibit B hereto is a list of all unvested stock options currently held by Executive (in addition to the replacement options listed in Exhibit A) and all unvested shares of restricted stock that vest with the passage of time. In accordance with Section 6.2 of the Employment Agreement, as of the Separation Date, all of the unvested stock options and unvested shares of restricted stock that vest with the passage of time shall immediately become fully vested. Executive acknowledges that Executive must satisfy her tax withholding obligations upon the vesting of the restricted stock before such shares can be released to her. Lion hereby grants Executive the option of satisfying the tax withholding obligation due at vesting by either delivering to Lion a cash payment or by authorizing Lion to withhold (and cancel) a number of shares of restricted stock having a value (as of the Separation Date) equal to the amounts required to be withheld. The shares of restricted stock that become vested pursuant to this Section 5(a) will be issued without any restrictive legend, other than the standard SEC legend confirming that the shares of stock have not been registered with the SEC and, therefore, are subject to the re-sale restriction imposed by securities law.

(c)         Notwithstanding Section 6.2 of the Employment Agreement, Lion hereby agrees that the exercise period of any and all stock options held by Executive (including the Replacement Options and the stock options listed on Exhibit B that will vest on the Separation Date) may be exercised by Executive at any time prior to June 1, 2018.

6.          Other Agreements. Lion and Executive hereby further agree as follows:

(a)          On the Separation Date, Lion and Executive shall enter into that certain Advisory Agreement, the form of which is attached hereto as Exhibit C (the “Advisory Agreement”).

(b)          Executive has previously entered into an Indemnification Agreement with Lion pursuant to which Lion agreed to indemnify Executive in her capacity as a director and officer of Lion. Lion hereby agrees the pending proceedings before the Securities and Exchange Commission in the investigation known as “In the Matter of Certain Stock Promotions,” shall be deemed to be a Proceeding (as defined in the Indemnification Agreement and to which such Indemnification Agreement shall apply) and that the Indemnification Agreement shall continue and remain in effect during the term set forth in Section 13 of the Indemnity Agreement. Such Indemnification Agreement shall apply to the subject matter of the May 24, 2016 correspondence directed to Lion by the law firm of Purcell Julie & Lefkowitz concerning Lion’s prior issuance of stock options to Executive, including any Proceeding or resolution that might result from such correspondence.

(c)        Lion shall reimburse Executive for the legal fees incurred by her in connection with the negotiation and preparation of this Agreement and the Advisory Agreement, provided that Lion shall not be responsible for any legal fees in excess of $5,000.

7.          General Release. For and in consideration of the payments and benefits set out in this Agreement, concurrently with the execution of this Agreement, Executive has executed and is hereby delivering to Lion the Release and Waiver of Claims, the form of which is attached hereto as Exhibit D. The Release and Waiver of Claims form is intended to be complete and final and to cover not only claims, demands, liabilities, damages, actions and causes of action which are known, but also claims, demands, liabilities, damages, actions and causes of action which are unknown or which Executive does not suspect to exist in her favor which, if known at the time of executing this Agreement might have affected her actions, and therefore she expressly waives the benefit of the provisions of Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor.”

8.          Non-Solicitation. Executive agrees that she will not, for a period of one year immediately following the Separation Date, either directly or indirectly, solicit away or attempt to solicit away actual or prospective employees of Lion from employment with the company.

9.          Mutual Non-Disparagement. Neither party shall make, publish or communicate to any person or entity in any public forum any comments or statements (written or oral) that intentionally seek to denigrate or disparage, or are detrimental to, the reputation or stature of the other party or its businesses, or any of its employees, directors and officers.

10.         Termination. This Agreement and all of either parties’ benefits and obligations hereunder shall automatically and immediately terminate if Executive revokes this Agreement within seven days following the execution of the Release and Waiver of Claims form, which termination shall occur on the date of such revocation.

11.         Tax Consequences. Lion makes no representation or warranty with respect to the tax consequences of any payment to Executive under the terms of this Agreement or otherwise.

12.         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

13.         Entire Agreement. This Agreement, the Advisory Agreement, and the Release and Waiver of Claims constitute the entire agreements between Executive and Lion, and supersede any and all prior or contemporaneous understandings and agreements between the parties. No other promise or inducement has been offered for this Agreement. Any amendments to this Agreement must be in writing, signed by Executive and a duly authorized representative of Lion, and must state that the parties intend thereby to amend this Agreement.

14.         Knowing and Voluntary Execution of Agreement. Executive represents that she has carefully read this Agreement and that she knows and understands its contents. Executive voluntarily accepts the provisions of this Agreement for the purpose of making a full and final settlement of all claims herein described. Executive has had the opportunity to receive independent legal advice from attorneys of her choice and has consulted with such attorneys with respect to the preparation, review and advisability of executing this Agreement. Executive further represents and acknowledges that she has freely and voluntarily executed this Agreement after independent investigation and without fraud, duress, or undue influence, with a full understanding of the legal and binding effect of this Agreement and with the approval of her legal counsel.

IN WITNESS WHEREOF, the parties have entered this Agreement as of the date first above written.

/s/ Elma Hawkins
Elma Hawkins

LION BIOTECHNOLOGIES, INC.

By:	/s/ Molly Henderson
	Name:	Molly Henderson
	Title:	Chief Financial Officer

Exhibit A

Cancelled Options:

The cancelled stock options consist of options to purchase 225,000 shares, as follows: (i) 100,000 shares of Executive’s February 21, 2014 stock options relating to 200,000 Lion shares, which options had an exercise price of $5.60, and (ii) all 125,000 shares of Executive’s August 21, 2014 stock options to purchase 125,000 shares, which options had an exercise price of $6.70.

Replacement Options:

The Company has granted Executive (i) a stock option to purchase 125,000 shares of Lion stock at an exercise price of $6.70, and (ii) and a stock option to purchase 91,061 shares of Lion stock at an exercise price of $5.87 a share, the closing price of Lion’s common stock on The Nasdaq Global Market on the Separation Date.

Exhibit B

Unvested Options:

100,000 options at $5.60

275,000 options at $6.15

58,939 options at $7.58

275,000 options at $5.05

Unvested Shares of Restricted Stock:

100,000 shares.

Exhibit D

Form of Release and Waiver of Claims

In consideration for the severance payments and other benefits provided for in the Severance Agreement and General Release, effective as of June 1, 2016 (the “Agreement”), I, Elma Hawkins, hereby furnish Lion Biotechnologies, Inc., a Nevada corporation (the “Company”) with the following release and waiver (the “Release and Waiver”).

In exchange for the consideration provided to me by the Agreement, I hereby generally and completely release the Company and its officers, directors, employees, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”).

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA and that this Release and Waiver is knowing and voluntary. I further acknowledge that I have been advised, a required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have 21 days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired. Notwithstanding the foregoing, nothing contained in this Release and Waiver shall waive, release or otherwise diminish any claims that I might have at law or in equity for payment of severance or other benefits to which I am entitled under the terms of the Agreement.

I acknowledge my continuing obligations under my Employee Proprietary Information and Inventions Agreement between myself and the Company (the “Confidentiality Agreement”). I understand and agree that my right to the severance pay I am receiving is in exchange for my agreement to the terms of this Release and Waiver and is contingent upon my continued compliance with my Confidentiality Agreement.

This Release and Waiver, including the Confidentiality Agreement, and the Agreement constitute the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Dr. Elma Hawkins

Dated: June __, 2016